
Cardinal Ethanol News
Fueling energy independence.

May 2020

Update from the CEO

It's hard to believe we are halfway through the fiscal year; and what a challenging year it has been. From US trade issues with China, to the COVID-19 virus and the resulting lack of demand for our products, the Industry has been dealt with economic conditions not previously felt. The effects are being felt by Cardinal Ethanol as well.

Economic conditions for the past year have been difficult as a result of reduced demand, high industry inventory levels and the resulting low prices received for our products. Decisions made by the Administration to allow waivers to some refineries has curbed some of the demand that was expected. Now we are dealing with historically low crude oil prices that have pushed all energy related products (ethanol included) to levels never before seen. Ethanol inventories are higher than we've ever experienced and as a result the ethanol industry has been forced to curtail production; many have shut down completely.

Now, COVID-19 has been added to those factors and is having a severe impact on the financial health of the business. Over the past couple of months, most States have had a "Stay-at Home" order in place. Travel has been limited, the demand for gasoline has diminished and prices have fallen drastically due to over-supply. In response to the conditions of late, Cardinal was forced to adjust our operating parameters. We have reduced our ethanol production rate and continue to adjust operations based on daily conditions when warranted.

For now, we expect ethanol demand and prices to remain low as current restrictions due to COVID-19, remain in place. As restrictions ease, it's expected demand for energy and ethanol will return. Unfortunately, it is uncertain when this may occur. This uncertainty and the volatile nature of a commodity business that is impacted by weather, regulatory, government, logistics, and international economics will likely have a significant impact on operations going forward.

Despite all of the challenges that are being addressed, the staff has been working extremely hard to be as efficient and productive as possible and we continue to work with our vendor partners to find additional value in the operation. One opportunity has been the ability to work with distilleries in multiple states to provide ethanol for the use in hand sanitizer. Through these partnerships, Cardinal has been able to donate much needed hand sanitizer to most of the surrounding counties Emergency Management Services in order to be distributed to specific county needs.


Wilderness Trail
DISTILLERY


Cardinal partnered with Wilderness Trail Distillery to provide hand sanitizer to surrounding counties. Picture above on the right is CEO, Jeff Painter, delivering hand sanitizer to Wayne County.




Pictured above (left); Cardinal Ethanol's grain merchandiser, Deryl Wilson, with Rush County's Elbert Gordon. Pictured above (right); Cardinal Ethanol's CEO, Jeff Painter, delivering sanitizer to Henry County.


Delaware County
Emergency Operations Center


Pictured above (left); Cardinal's delivery to the Delaware County Emergency Operations Center. Pictured above (right); Cardinal Ethanol's CEO, Jeff Painter, delivering sanitizer to Randolph County.

Quarter Ended March 31, 2020 Financial Results

Below are the condensed income statements and balance sheets from our quarterly report filed on Form 10-Q for the quarter ended March 31, 2020. Some of the highlights and key information from the quarter include:

- Net loss was approximately $4.56 million or about $312 per unit for the quarter ended March 31, 2020.
- We experienced an increase in ethanol gallons sold for the six months ended March 31, 2020 as compared to the same period in 2019 resulting primarily from increased ethanol production rates for the majority of the said period.
- On March 18, 2020 we announced that we were reducing our ethanol production rate approximately 20% for the foreseeable future due to unfavorable operation conditions in the ethanol industry and the COVID-19 pandemic.
- The average price per gallon of ethanol sold for the six months ended March 31, 2020 was approximately 6% higher than the average price for the same period in 2019, resulting primarily from a higher corn basis offered due to a smaller harvest and carryout for 2020 compared to 2019.
- We experienced a decrease in DDGS sold for the six months ended March 31, 2020 as compared to the same period in 2019.
- DDGS prices were up approximately 4% for the six months ended March 31, 2020 compared to the same period in 2019 due primarily to a seasonal increase in demand.
- We experienced an increase in corn oil sold of approximately 40% for the six months ended March 31, 2020 as compared to the same period in 2019 resulting primarily from increased efficiencies in corn oil production.
- Corn oil prices were approximately 1% higher for the six months ended March 31, 2020 as compared to fiscal year 2019.
- Our revenues from soybean sales increased in the six months ended March 31, 2020 as compared to the same period in 2019. This increase is primarily a result of an increase in bushels sold of approximately 45%. This increase is primarily due to end users and exporters bidding up prices during the period resulting in most of the carry being taken out of the market, coupled with the narrowing of spreads removing forward carrying incentive for the period ending March 31, 2020.
- We used approximately 4% less bushels of corn to produce our ethanol, distillers' grain and corn oil in the six months ended March 31, 2020 compared to the same period in 2019 due primarily to curtailing production during the last part of the said period.
- Corn prices increased 13% for the six months ended March 31, 2020 compared to the same period in 2019, primarily due to continued uncertainty regarding carryout from the 2019 harvest. However, corn prices were lower toward the end of the period related to the COVID-19 pandemic.
- We used approximately 1% more natural gas for the six months ended March 31, 2020 as compared with the same period in 2019, resulting primarily from increased ethanol production, most of which is attributed to the first half of the said period.

- During the six months ended March 31, 2020, our costs associated with the procurement of soybeans were about 9% higher compared to the same period in 2019 primarily due to concerns over a smaller crop and carryout from the 2019 harvest.

2nd Quarter 2020 Financial Results *

Statements of Operations (Six Months Ended)

	3/31/2020	*3/31/2019*
Revenues	$ 131,015,543	$ 114,506,420
Cost of Goods Sold	132,249,038	113,402,606
Gross Profit (Loss)	(1,233,495)	1,103,814
Operating Expenses	3,621,103	3,676,673
Operating Loss	(4,854,598)	(2,572,859)
Other Income (Expense)	293,176	(158,644)
Net Loss	$ (4,561,422)	$ (2,731,503)
Net Income (Loss) Per Unit	$ (312)	$ (187)

Balance Sheets

	3/31/2020	*9/30/2019*
Assets	$ 129,622,353	$ 137,551,637
Current Liabilities	$ 14,748,348	$ 18,821,283
Long Term Debt	$ 9,347,644	$ 6,451,671
Member's Equity	$ 105,526,361	$ 112,278,683
Total Liabilities & Member's Equity	$ 129,622,353	$ 137,551,637
Book Value Per Share	$ 7,225	$ 7,687

More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on "Investors" then "SEC Info". Please call our office if you need any assistance in obtaining or understanding the reports.

*This information has been derived from the audited Financial Statements and accompanying notes included in our Annual Report on Form 10-K and the unaudited Financial Statements and accompanying notes included in our Quarterly Report on Form 10-Q, which are available at the SEC's website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal's website: www.cardinalethanol.com.

Cardinal's Biggest Assets



This quarter's employee spotlight is on our maintenance team. The team is accountable for performing preventive, routine and emergency maintenance tasks and scheduled major overhauls on all equipment for both the ethanol and grain facility. In addition to general repairs, they also contribute to new capital projects.

Cardinal Maintenance has a great group of hard-working employees, skilled in all different facets that help to keep our plant running smoothly! Led by Maintenance Manager, Brian McEldowney, the crew is made up of eight maintenance technicians and a top-notch Procurement Specialist that work around the clock for plant repairs, troubleshooting and upkeep.

Picture above (Left to Right): Nate Conatser, Brian McEldowney, Rob Bowen, Mike Roosa, Andrew Hedge, Mark Curtis, Ryan Bussell, Austin Coning, Sam Rhoades and Tom Schmitz

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:
This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC's website at www.sec.gov.